                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            LUMEN TECHNOLOGIES, INC.
                                       AT

                              $7.75 NET PER SHARE
                                       BY

                            LIGHTHOUSE WESTON CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                                   EG&G, INC.

                        THE OFFER AND WITHDRAWAL RIGHTS
               WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON TUESDAY, NOVEMBER 24, 1998, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,                          October 27, 1998
Trust Companies and Other Nominees:

     Enclosed for your consideration is an Offer to Purchase dated October 27, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Lighthouse Weston Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of EG&G, Inc., a Massachusetts corporation (the "Parent"), to purchase all the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Lumen Technologies, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS DESCRIBED IN THE OFFER TO PURCHASE, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (AS DEFINED IN THE OFFER TO PURCHASE). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

     Enclosed for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees are copies of the following documents:

     1.  The Offer to Purchase dated October 27, 1998.

     2. The Letter of Transmittal to tender Shares (for your use and for the information of your clients).

     3. A letter to the stockholders of the Company from Martin E. Franklin, Chairman of the Board of Directors of the Company, together with the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

     4. The Notice of Guaranteed Delivery for Shares (to be used to accept the Offer if certificates evidencing Shares ("Share Certificates") are not immediately available or if such Share Certificates and all other required documents cannot be delivered to BankBoston, N.A. (the "Depositary") prior to the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis).

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7.  A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 24, 1998, UNLESS THE OFFER IS EXTENDED.

     In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be tendered by book-entry transfer and a timely confirmation of such book-entry transfer (a "Book-Entry Confirmation") must be received by the Depositary, in each case prior to the Expiration Date, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     No fees or commissions will be paid to brokers, dealers or any other persons (other than to Kissel-Blake (the "Information Agent"), as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

     The Purchaser will pay or cause to be paid any transfer taxes payable on the purchase of Shares by the Purchaser pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent, at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                      Very truly yours,

                                      LIGHTHOUSE WESTON CORP.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PARENT, THE PURCHASER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.